Exhibit 99.1

Contact

Media/Analysts/Investors:

Sailash Patel

919.456.7814

sailash.patel@furiex.com

Furiex Reports Fourth Quarter and Full Year 2012 Financial Results

Fourth Quarter 2012 Highlights:

●	Royalty revenues of $9.2 million, an increase of $3.6 million (65%) from third quarter 2012.

●	Cash and cash equivalents balance of $25.7 million as of December 31, 2012.

Full Year 2012 Highlights:

●	Milestone revenues of $20.0 million for year end 2012.

●	Royalty revenues of $20.5 million, an increase of $16.0 million (357%) from year end 2011.

●	Total revenues of $40.5 million, an increase of $36.0 million (802%) from year end 2011.

MORRISVILLE, N.C. (March 6, 2013) - Furiex Pharmaceuticals, Inc. (NASDAQ: FURX) today reported its financial and operating results for the quarter and year ended December 31, 2012.

For the year ended December 31, 2012, Furiex recorded total revenues of $40.5 million. This included milestone revenue of $20.0 million, consisting of $10.0 million related to achievement of marketing approvals for Priligy® in two countries by the Menarini Group and $10.0 million related to acceptance of the submission of a Marketing Authorization Application by the European Medicines Agency for alogliptin (Nesina®).

Furiex recorded fourth quarter royalty revenues of $9.2 million, compared to $2.0 million for the same period in the prior year and $5.6 million in the third quarter of 2012. For the full year 2012, Furiex recorded royalty revenues of $20.5 million, compared to $4.5 million in the prior year. Royalty revenue included royalties related to Nesina and Liovel® sales in Japan, and Priligy sales in various countries outside of the United States.

Research and development expenses were $14.6 million for the quarter ended December 31, 2012, compared to $6.1 million for the same period in the prior year. For the full year 2012, Furiex recorded research and development expenses of $69.5 million, compared to $44.2 million in the prior year. The increase in research and development expenses was due predominantly to Phase III costs associated with the continued development of MuDelta (also referred to as eluxadoline; USAN adopted, INN approval pending), a $1.0 million development milestone payment to Ranbaxy Laboratories, Ltd. in connection with the completion of the Phase II final study report for PPD-10558 and a $5.0 million development milestone payment to Janssen Pharmaceutica, NV related to the dosing of the fifth patient in the on-going Phase III trial for eluxadoline, partially offset by decreases in spending for the discontinued PPD-10558 program and completion of the Phase II work related to eluxadoline and JNJ-Q2 (also referred to as avarofloxacin; USAN adopted, INN approval pending).

Fourth quarter selling, general and administrative expenses were $2.5 million for 2012, compared to $2.3 million for the fourth quarter of 2011. For the full year 2012, Furiex recorded selling, general and administrative expenses of $11.3 million, compared to $8.8 million in the prior year. The increase in selling, general and administrative expenses for the year was due primarily to increases in non-cash stock compensation expense of $1.1 million, including additional grants issued to employees during 2012 and the mark-to-market adjustment for non-vested consultant options, and increases in consulting and legal expenses of $0.9 million.

Interest expense of $2.5 million for the year ended December 31, 2012 related entirely to our loan agreement with MidCap Funding III, LLC, Midcap Funding RE Holdings, LLC and Silicon Valley Bank.

Net loss was $9.1 million for the fourth quarter of 2012, compared to $6.7 million for the fourth quarter of 2011. For the year ended 2012, net loss was $42.9 million compared to $49.0 million in 2011. The changes in net loss during the fourth quarter of 2012, as compared to the fourth quarter of 2011, and for the year ended 2012 as compared to 2011, relates primarily to the changes in revenues and research and development expenses previously discussed.

Net loss per share for the fourth quarter of 2012 was $0.90, compared to $0.68 for the fourth quarter of 2011. For the year ended 2012, net loss per share was $4.29, compared to $4.96 for 2011.

“We continue to progress our lead program, eluxadoline, through Phase III studies”, said June Almenoff, M.D., Ph.D., president and chief medical officer of Furiex, “as of February, we were over 55% enrolled in the two pivotal studies. The team is highly focused on execution of the clinical program and bringing this much needed treatment to the market.”

Fred Eshelman, Pharm.D., chairman of Furiex, added, “We are extremely pleased to see the continued ramp in royalty revenue and to have three of our partnered assets, Nesina, Oseni® and Kazano®, receive marketing approvals in the U.S. We believe that the $25.0 million milestone associated with these approvals, coupled with other anticipated milestone and royalty inflows, may provide us with the financial flexibility to progress our eluxadoline development program.”

Furiex will conduct a live conference call and webcast Thursday, March 7, 2013, at 9:00 a.m. ET to discuss its fourth quarter and full year 2012 results and financial outlook for 2013 as well as provide an overview of its business and pipeline. A Q&A session will follow. All interested parties can access the webcast through the Presentations & Events link in the Investors section of the Furiex website at www.furiex.com. The webcast will be archived shortly after the call for on-demand replay. The conference call will be broadcast live over the Internet and will also be available using the following direct dial numbers:

Participant dial-in:	+1.877.677.9122 (U.S./Canada)
+1.708.290.1401 (International)

Conference ID:	94872897

About Furiex

Furiex Pharmaceuticals is a drug development collaboration company that uses innovative clinical development design to accelerate and increase value of drug development programs by advancing them through the drug discovery and development process in a cost-efficient manner. Our drug development programs are designed and driven by a core team with extensive drug development experience. The company collaborates with pharmaceutical and biotechnology companies and has a diversified product portfolio and pipeline with multiple therapeutic candidates, including one Phase III-ready asset, two compounds in Phase III development, one of which is with a partner, three products on the market and a fourth approved in the United States but not yet launched. The company's mission is to develop innovative medicines faster and at a lower cost, thereby improving profitability and accelerating time to market while providing life-improving therapies for patients. For more information, visit www.furiex.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Furiex attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: the risks and expense of continuing the research and development activities of our existing candidates; inability of our existing collaborators to effectively market approved products for which we receive royalty and sales-based milestone payments; continuing losses and our potential need for additional financing; the risk of finding collaborators for our late-stage product candidates; progress of product candidates in clinical trials and regulatory approvals as it relates to receiving future milestone payments; changes in the safety and efficacy profile of our existing candidates as they progress through research and development; potential U.S. Food and Drug Administration changes to its regulatory guidance; new collaborative agreements that we might enter into in the future; the costs of defending or prosecuting any patent opposition or litigation necessary to protect our proprietary technologies; and the other risk factors set forth from time to time in the SEC filings for Furiex, copies of which can be found on our website.

FURIEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2012	2011	2012
Revenue:
Milestones	$—	$—	$—	$20,000
Royalties	1,985	9,211	4,490	20,508
Total revenue	1,985	9,211	4,490	40,508
Research and development expenses	6,079	14,586	44,202	69,505
Selling, general and administrative expenses	2,337	2,529	8,761	11,261
Depreciation and amortization	19	22	83	86
Total operating expenses	8,435	17,137	53,046	80,852
Operating loss	(6,450)	(7,926)	(48,556)	(40,344)
Interest expense	277	1,122	413	2,508
Other income, net	2	1	2	1
Loss before provision for income taxes	(6,725)	(9,047)	(48,967)	(42,851)
Provision for income taxes	(4)	5	14	14
Net loss	$(6,721)	$(9,052)	$(48,981)	$(42,865)

Net loss per basic and diluted share	$(0.68)	$(0.90)	$(4.96)	$(4.29)

Weighted-average shares used to compute net loss per basic and diluted share:	9,891	10,015	9,884	9,984

FURIEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	December 31,	December 31,
	2011	2012
Assets
Current assets:
Cash and cash equivalents	$33,628	$25,718
Short-term investments	10,000	—
Accounts receivable, net	1,985	11,745
Prepaid expenses	214	320
Total current assets	45,827	37,783
Property and equipment, net	181	118
Investments	—	7,500
Goodwill	49,116	49,116
Other assets	—	238
Total assets	$95,124	$94,755

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$147	$6,604
Accrued expenses	10,422	10,230
Current portion of long-term debt	1,351	5,405
Total current liabilities	11,920	22,239
Long-term debt, net	8,649	34,595
Other long-term liabilities	232	324
Total liabilities	20,801	57,158

Common stock, $0.001 par value, 40,000,000 shares authorized; 9,949,422 and 10,015,297 shares issued and outstanding	10	10
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued or outstanding	—	—
Paid-in capital	158,438	164,577
Accumulated deficit	(84,125)	(126,990)
Total shareholders’ equity	74,323	37,597
Total liabilities and shareholders’ equity	$95,124	$94,755